Exhibit 99.3

01 February 2024

To: XCHG Limited

Legal Opinion on XCharge Europe GmbH

Dear Sir or Madam:

1.	INTRODUCTION

1.1	General

XCHG Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Client”), the parent company of Beijing X-Charge Technology Co., Ltd. (北京智充科技股份有限公司), a private company limited by shares established under the laws of the People’s Republic of China under the Unified Social Credit Code 911101083397675346, with registered business address at Room 2601, 22F, No.19, East Ma Dian Road, Haidian District, Beijing, China (“Beijing X-Charge”), is undertaking an initial public offering (“IPO”) in the United States (“U.S.”).

In view of the IPO, the Client has instructed GÖRG Partnerschaft von Rechtsanwälten mbB (“GÖRG” or “we” or “us”) to conduct certain legal due diligence (“Due Diligence”) on XCharge Europe GmbH, a limited liability company established under the laws of the Federal Republic of Germany, registered with the commercial register of the district court of Hamburg under HRB 150660 and with registered business address at Borsteler Bogen 27 b, 22453 Hamburg, Germany (the “Company”) on behalf of the addressees of this opinion (the “Opinion”) and the Client.

The Client completed certain corporate reorganization transactions prior to the IPO in the course of which Beijing X-Charge transferred its shares in the Company to the Client (“Restructuring”).

The Due Diligence of the Company is limited to a specific scope, as agreed between GÖRG and the addressees of this Opinion and the Client and described in this Opinion.

1.2	Purpose of the Opinion

The goal of this Opinion is to provide the addressees of this Opinion and the Client with a legal opinion with respect to the Company’s (i) due incorporation and valid existence and registration of the Company, (ii) the Company’s shareholding structure, (iii) the Company’s ability to distribute dividends, (iv) no insolvency proceedings with respect to the Company and the Company’s assets and (v) accuracy of the disclosure included in the Client’s registration statement on Form F-1, including all amendments or supplements thereto (the “Prospectus”), filed by the Client with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the IPO.

The Company was only examined by us to confirm the facts limited to the foregoing scope (i), (ii), (iii), (iv) and (v).

This Opinion may not in any manner be deemed as a recommendation to proceed with the IPO or as a substitution of warranties, obligations to indemnify and/or other contractual guarantees that may be discussed and evaluated within the framework of the IPO.

Please note that although this Opinion has been titled “Legal Opinion”, the use of this term does not adhere to the meaning of “Legal Opinion” as is used and understood under English law. Rather, this Opinion has been issued under German law and entirely subject to the assumptions and limitations herein.

An index of the documents reviewed is attached as Annex A.

1.3	Scope of the Opinion

The scope of the Due Diligence and Opinion prepared by us are based on certain limitations as set forth in this Opinion. This Opinion and our Due Diligence is limited to the information and documents that are subject to German law.

As instructed, we have limited our review to the scope as set out in this Opinion only.

The management of the Company has provided a signed confirmation statement (“Management Confirmation Statement”). Our Opinion is hence also based with respect to factual matters on such duly signed Management Confirmation Statement, which is attached as Annex B.

The review performed by GÖRG is limited to a review of the status of the Company in order to provide this Opinion. In particular, this Opinion, except as explicitly set out hereunder, does not intend to address any other or implicit issue. Except as set forth herein, GÖRG cannot, however, assume responsibility for the completeness and accuracy of the information included in the Prospectus.

This Opinion does not evaluate whether the envisaged IPO is economically viable, has any prospect of success or is commercially reasonable.

1.4	Sources of Information

This Opinion has been compiled from the information provided to us from:

•	The official German commercial register portal (https://www.handelsregister.de) as to information available online in the commercial register, such as articles of associations and lists of shareholders;

•	The German insolvency announcement portal (https://neu.insolvenzbekanntmachungen.de/ap/);

•	The share transfer agreement by which Beijing X-Charge transferred its shareholdings in the Company to the Client in the Restructuring;

•	Further documents included in Annex A; and

•	The signed Management Confirmation Statement.

Other than the above mentioned sources, we have not used further information sources for our legal review.

1.5	Assumption

The accuracy of this Opinion is dependent on the accuracy and integrity of the information provided by the Company and the Client, in particular the statements made by the management teams of the Company as well as of the excerpts available online in the commercial register, the insolvency announcement portal, articles of associations, lists of shareholders and the share transfer agreement by which Beijing X-Charge transferred its shareholdings in the Company to the Client. It was not within our assignment to evaluate or question the accuracy and integrity of the aforementioned information; therefore, we cannot assume any liability for the accuracy and integrity of such information.

This Opinion has been prepared on the assumption that:

•	No relevant information and documents have been withheld from us unless otherwise indicated;

•	The information provided by the Company and the Client to us and the excerpts available online in the commercial register, the insolvency announcement portal, articles of associations, lists of shareholders and the share transfer agreement by which Beijing X-Charge transferred their shareholding in the Company to the Client are true, accurate, correct and not misleading;

•	All agreements, declarations and documents were duly authorized and were validly executed by the parties thereto (other than the Company) and that the relevant party or parties to them (other than the Company) had all necessary capacity under its or their constitutions to perform such acts without violating Section 181 of the German Civil Code (Bürgerliches Gesetzbuch, “BGB”).

1.6	Liability

Our liability to third parties is excluded if we have not delivered documents and information including this Opinion to a third party and granted “Reliance” to this third party in writing.

This Opinion is to be construed in accordance with German law and our liability in respect of this Opinion is to be governed exclusively by German law.

1.7	Confidentiality, Disclosure and Reliance

The Opinion may contain information from agreements with third parties subject to confidentiality undertakings. The breach of such undertakings may entitle third parties to terminate their respective agreements as well as to claim damages and other remedies. We have not verified whether the respective contractual parties have given their consent to any compilation, evaluation and release of information.

The contents of this Opinion are confidential. Neither this Opinion nor any of its contents may be disclosed to any person other than the addressees of this opinion, the Client or their respective officers, affiliates, employees or advisors who need to know its contents and who are obliged to keep it confidential, without written consent of a Partner of GÖRG. However, the addressees of this opinion, the Client and their respective advisors may disclose, refer to and/or quote this Opinion and the contents thereof (a) in the Prospectus and other application documents required for the IPO, (b) to the extent required by law or on request of a competent court or authority or (c) in connection with any actual or potential dispute or claim to which they are parties relating to the IPO, including for the purpose of establishing a “due diligence” defense therein.

This Opinion is dated as of 01 February 2024. We have not carried out any further review after this date. The recommendations and notes included in the Opinion refer to the above-mentioned date.

2.	Opinion – Legal Due Diligence on XCharge Europe GmbH

2.1	Corporate

a)	Due incorporation and valid existence and registration of the Company

The Company is a limited liability company duly incorporated under German law (Gesellschaft mit beschränkter Haftung) with the name “XCharge Europe GmbH”. It is registered with the commercial register of the district court of Hamburg under HRB 150660 and with registered business address at Borsteler Bogen 27 b, 22453 Hamburg, Germany. The Company has its registered office in Hamburg, Germany. The object of the Company is the sale, design, research and manufacture of chargers with high performance, as well as the provision of software / cloud solutions. The Company is formed for an indefinite period of time.

The latest version of the articles of association dated 03 August 2018 complies with the laws of the Federal Republic of Germany.

The Company is validly existing and in good standing. “Good standing” hereby merely means that it (i) is continuing to exist until the date hereof and (ii) has standing to sue in the courts.

The Company is capable of carrying out business as a legal person under the laws of the Federal Republic of Germany. “Capable of carrying out business” hereby merely means that it can assume rights and obligations.

The Company was founded and registered into the Commercial Register of the local court of Hamburg under HR B 150660 on 9 March 2018 (Notarial Deed No. 2161/2017 of the Notary Public Dr. Alexander Schmidt with his official seat (Amtssitz) in Hamburg, the “Deed of Incorporation”) with a nominal share capital of EUR 25,000 (one share with a nominal value of EUR 25,000). The sole founding shareholder was Beijing X-Charge.

The Deed of Incorporation and the articles of association are in full force and effect under and in compliance with German law. The latest version of the articles of association was registered into the Commercial Register of the local court of Hamburg on 02 January 2019.

The registered business address of the Company was changed from Grevenweg 24, 20537 Hamburg, Germany to Axel-Springer-Platz 3, c/o WeWork, 20355 Hamburg, Germany in 2019. This change has been registered in the Commercial Register on 04 April 2019. The registered business address of the Company was changed to Borsteler Bogen 27 A, 22453 Hamburg, Germany in 2020. This change has been registered in the Commercial Register on 19 March 2020. The registered business address of the Company was changed to Borsteler Bogen 27 b, 22453 Hamburg, Germany in 2022. This change has been registered to the Commercial Register on 04 August 2022.

The name of the Company has not been changed since the time of the incorporation.

b)	Shareholding structure of the Company

The Company has a registered share capital (Stammkapital) of EUR 25,000 divided into 25,000 shares in the nominal amount of EUR 1.00 each (the “Shares”). The Shares have been validly issued and the liability of the Company’s shareholders is limited to its share capital contribution thereto.

As of the date hereof, the shareholders’ list dated 25 October 2023 (being the most recent shareholders’ list of the Company published in the electronic Commercial Register folder kept for the Company) sets out that all Shares of the Company with the consecutive numbers 7,002 to 8,001 and 9,002 to 33,001 are held by the Client. Based on the Management Confirmation Statement, there have not been any other transfers of shares in the Company not reflected in the shareholders’ list.

Historically, the original one share (share No. 1) with a nominal value of EUR 25,000 was divided into 25,000 shares with a nominal value of EUR 1.00 each (shares No. 2 to No. 25,001) (Notarial Deed No. 1301/2018 P dated 3 August 2018 of the Hamburg Notary Public Dr. Axel Pfeifer, “Shareholders’ Agreement”).

By way of the same notarial deed, 9,000 of the Shares were validly transferred from Beijing X-Charge to Mr. Zheng Fan (shares No. 2 to No. 7,001), to Ms. Liweilan Ma (shares No. 8,002 to No. 9,001), and to Mr. Benjamin Tange (shares No. 7,002 to No. 8,001). The Shareholders’ Agreement additionally contained a fiduciary obligation for Mr. Zheng Fan, who was transferred a further 1,000 of the Shares (shares No. 9,002 to No. 10,001) to hold these Shares as a fiduciary.

The 1,000 Shares (shares No. 9,002 to No. 10,001) which were held by Mr. Zheng Fan as a fiduciary were transferred to Beijing X-Charge on 16 January 2020 (Notarial Deed No. 130/2020 P of the Hamburg Notary Public Dr. Axel Pfeiffer), ending his fiduciary obligation under the Shareholders’ Agreement.

The 7,000 Shares held by Mr. Zheng Fan (shares No. 2 to No. 7,001) were redeemed by Beijing X-Charge in accordance with the terms of the Shareholders’ Resolution dated 21 February 2020. The validity of the redemption has been confirmed by Mr. Zheng Fan in the court-ordered settlement agreement dated 15 March 2021. Additionally in the same court-ordered settlement, should the redemption not have become effective, Mr. Zheng Fan out of an abundance of caution also transferred his shareholding to the majority shareholder at the time, Beijing X-Charge.

The 1,000 Shares held by Ms. Liweilan Ma (shares No. 8,002 to No. 9,001) were redeemed by Beijing X-Charge in accordance with the terms of the Shareholders’ Resolution dated 21 February 2020. We cannot exclude the possibility of courts ruling that the redemption was not effective, should the courts examine the issue. This is owing to the diverse case law regarding redemption (“Einziehung”) of shares in Germany and uncertainties as regards the service of the invitation to the shareholders’ meeting and the minutes of Shareholders’ Resolution dated 21 February 2020.

Within the same Shareholders’ Resolution dated 21 February 2020, in lieu of the redeemed shares of Mr. Zheng Fan (shares No. 2 to No. 7,001) and the redeemed shares of Ms. Liweilan Ma (shares No. 8,002 to No. 9,001), 8,000 new shares (shares No. 25,002 to No. 33,001) were issued to Beijing X-Charge.

The 1,000 Shares held by Mr. Benjamin Tange (shares No. 7,002 to No. 8,001) have been validly transferred back to Beijing X-Charge in accordance with the terms of the Share Purchase and Assignment Agreement (Notarial Deed No. 03298/2021 P dated 13 December 2021 of the Hamburg Notary Public Dr. Axel Pfeifer), which became effective upon payment of the purchase price by Beijing X-Charge.

Thus, the 7,000 Shares held by Mr. Zheng Fan (shares No. 2 to No. 7,001) were either validly redeemed by Beijing X-Charge or validly transferred to it.

The 1,000 Shares held by Mr. Benjamin Tange (shares No. 7,002 to No. 8,001) were validly transferred to Beijing X-Charge.

As to the 1,000 Shares held by Ms. Liweilan Ma (shares No. 8,002 to No. 9,001), there is some likelihood that they were effectively redeemed, but nothing in this Opinion can be construed to the effect that we confirm the validity of that redemption.

By way of notarial deed dated 12 October 2023, the Shares held by Beijing X-Charge have effectively been transferred on such date to the Client, who is, as of the date hereof, the sole shareholder of the Company. The new shareholders’ list dated 25 October 2023 has been published in the Commercial Register kept for the Company on 27 October 2023.

The foregoing chain of title of the Company is based on the share transfer documents made available to us by the Company and reviewed by us. GÖRG cannot assume responsibility and cannot exclude any intermediate or subsequent transfers or encumbrances of Shares that may have taken place or exist outside the scope of the share transfer documents reviewed by us.

2.2	Dividends

Provided that there will be (i) a profit from the Company’s operations in any given period, and (ii) such profits have properly been accounted for and included in the duly adopted annual financial statements of the Company, and (iii) a shareholder resolution has been duly adopted on the distribution of such profits, and (iv) the Company is not required by law or shareholders’ resolution to withhold such dividends or put up a reserve with respect to these amounts and (v) there is sufficient free liquidity available, the Company has the ability to pay dividends under German law.

2.3	No Insolvency Proceedings

Based on the Management Confirmation Statement, there are no on-going insolvency proceedings with respect to the Company or the Company’s assets. As of the date of this Opinion, we did not find any entries of insolvency proceedings with respect to the Company or the Company’s assets, neither in the German insolvency announcement portal (https://neu.insolvenzbekanntmachungen.de/ap/) nor in the Commercial Register (Handelsregister). In accordance with the scope of this Opinion, we did not check the financial status of the Company, its liquidity or assets and liabilities. In particular, we were not instructed to, and we did not undertake any inquiries, with respect to potential over-indebtedness or lack of liquidity of the Company.

2.4	Accuracy of Disclosure

The statements set forth in the Prospectus under the captions “Enforceability of Civil Liabilities—Germany”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Taxation—Germany”, “Regulation—Germany”, “Taxation—German Tax Considerations” and “Underwriting—Selling Restrictions—Germany”, insofar as they purport to describe or summarize documents governed by German law, matters of German law or the articles of association of the Company, are correct in all material respects.

/s/ Florian Wolff

Mr. Florian Wolff

Partner/Rechtsanwalt

GÖRG Partnerschaft von Rechtsanwälten mbB

Annex A

Legal Due Diligence of XCharge Europe GmbH

List of Documents Reviewed

Annex B

Legal Due Diligence of XCharge Europe GmbH

Management Confirmation Statement